Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-174020, 333-174022, 333-174023 and 333-181399 on Form S-3 and Registration Statement No. 333-166267 on Form S-8 of Excel Trust, Inc. of our report dated November 2, 2012, relating to the combined statement of revenues and certain expenses for the Southeast Portfolio for the year ended December 31, 2011 (which report on the combined statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements) appearing in this Current Report on Form 8-K/A of Excel Trust, Inc.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

November 2, 2012